Exhibit F-2(a)









                                  June 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   SEC File No. 70-9885
                  --------------------
Ladies and Gentlemen:

            I refer to my opinion, dated June 5, 2002, filed as Exhibit F-2 to Amendment No 3, dated the same date, to the Application on Form U-1, dated April 27, 2001, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by Jersey Central Power & Light Company ("JCP&L") with the Securities and Exchange Commission and docketed in SEC File No. 70-9885. (The Application, as so amended, is hereinafter referred to as the "Application".) In Amendment No. 2 to the Application, dated August 24, 2001, GPU, Inc. ("GPU"), JCP&L's then parent company (which was merged with FirstEnergy Corp. ("FirstEnergy") in November 2001), became a co-Applicant. In Amendment No. 3 to the Application, dated June 5, 2002, FirstEnergy became a co-Applicant, GPU having ceased to be a co-Applicant by virtue of its merger with FirstEnergy. JCP&L and FirstEnergy are collectively referred to as the "Applicants".

            The Application contemplated, among other things, the organization by JCP&L of a Delaware limited liability company (the "Special Purpose Issuer"), which would be a direct subsidiary of JCP&L and would issue and sell up to $320 million of transition bonds ("Transition Bonds"), in accordance with the New Jersey Electric Discount and Energy Competition Act of 1999.

            In addition to the examination recited in the aforesaid opinion, I (or persons under my supervision or control) have examined a signed copy of the Commission's Order,


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Securities and Exchange Commission
June 24, 2002
Page 2


dated June 5, 2002, forthwith permitting the Application, as then amended, to become effective. I (or persons under my supervision or control) have also examined a copy of the Applicants' Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which this opinion is being filed, certifying to the completion of the transactions proposed in the Application.

            I am Associate General Counsel of FirstEnergy, and have acted as such in connection with the filing of the Application.

            Based upon the foregoing, and assuming that all action under state "Blue Sky" laws to permit the subject transaction has been completed, I am of the opinion that:

                    (a) all Ohio and  Pennsylvania  laws applicable to
               the proposed transactions have been complied with; and

                    (b) the consummation of the transactions  proposed
               in the Application did not violate the legal rights of the holders of FirstEnergy common stock and of any securities issued by the following FirstEnergy system companies: Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company and Pennsylvania Power Company.

            I hereby consent to the filing of this opinion as an exhibit to the Rule 24 Certificate.


                                    Very truly yours,

                                    /s/ Gary D. Benz

                                    Gary D. Benz